                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 3)

                          UNIVISION COMMUNICATIONS INC.
                          -----------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
                              --------------------
                         (Title of Class of Securities)

                                    914906102
                                  ------------
                                 (CUSIP Number)

                                December 19, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ] Rule 13d-1 (b)
                               [X] Rule 13d-1 (c)
                               [ ] Rule 13d-1 (d)

CUSIP NO. 914906102                    13G                  PAGE 1 OF 12 PAGES

   1.   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Gustavo A. Cisneros
--------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [X]
                                                                (b)  [ ]
--------------------------------------------------------------------------------
   3.   SEC USE ONLY
--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Venezuela
--------------------------------------------------------------------------------
NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH     5.    SOLE VOTING POWER                     0
                ----------------------------------------------------------------
                6.    SHARED VOTING POWER                   17,837,164
                ----------------------------------------------------------------
                7.    SOLE DISPOSITIVE POWER                0
                ----------------------------------------------------------------
                8.    SHARED DISPOSITIVE POWER              17,837,164
--------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             17,837,164
--------------------------------------------------------------------------------
   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(1)
                                      [X]
--------------------------------------------------------------------------------
   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              12.68%(2)
--------------------------------------------------------------------------------
   12.  TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------
(1) Excludes warrants to purchase an aggregate of (a) 30,162,836 shares of Class V Convertible Stock and (b) 74,864 shares of Class A Common
        Stock, in each case which may be exercised only to the extent that such exercise would not cause a violation of the Communications Act of 1934, as amended.

(2) Based on the number of shares of Class A Common Stock outstanding on October 17, 2001, as represented in the Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.

CUSIP NO. 914906102                    13G                  PAGE 2 OF 12 PAGES

   1.   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Ricardo J. Cisneros
--------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [X]
                                                                (b)  [ ]
--------------------------------------------------------------------------------
   3.   SEC USE ONLY
--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Venezuela
--------------------------------------------------------------------------------
NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH     5.    SOLE VOTING POWER                     0
                ----------------------------------------------------------------
                6.    SHARED VOTING POWER                   17,837,164
                ----------------------------------------------------------------
                7.    SOLE DISPOSITIVE POWER                0
                ----------------------------------------------------------------
                8.    SHARED DISPOSITIVE POWER              17,837,164
--------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             17,837,164
--------------------------------------------------------------------------------
   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(3)
                                      [X]
--------------------------------------------------------------------------------
   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              12.68%(4)
--------------------------------------------------------------------------------
   12.  TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------
(3) Excludes warrants to purchase an aggregate of (a) 30,162,836 shares of Class V Convertible Stock and (b) 74,864 shares of Class A Common
        Stock, in each case which may be exercised only to the extent that such exercise would not cause a violation of the Communications Act of 1934, as amended.

(4) Based on the number of shares of Class A Common Stock outstanding on October 17, 2001, as represented in the Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.

CUSIP NO. 914906102                    13G                  PAGE 3 OF 12 PAGES

   1.   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Venevision Investments LLC
--------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [X]
                                                                (b)  [ ]
--------------------------------------------------------------------------------
   3.   SEC USE ONLY
--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ -------------------------------------------------------------------
NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH     5.    SOLE VOTING POWER                     0
                ----------------------------------------------------------------
                6.    SHARED VOTING POWER                   13,721,124
                ----------------------------------------------------------------
                7.    SOLE DISPOSITIVE POWER                0
                ----------------------------------------------------------------
                8.    SHARED DISPOSITIVE POWER              13,721,124
--------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             13,721,124
--------------------------------------------------------------------------------
   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(5)
                                      [X]
--------------------------------------------------------------------------------
   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              9.75%(6)
--------------------------------------------------------------------------------
   12.  TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------
(5) Excludes warrants to purchase an aggregate of (a) 29,915,088 shares of Class V Convertible Stock and (b) 68,058 shares of Class A Common
        Stock, in each case which may be exercised only to the extent that such exercise would not cause a violation of the Communications Act of 1934, as amended.

(6) Based on the number of shares of Class A Common Stock outstanding on October 17, 2001, as represented in the Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.

CUSIP NO. 914906102                    13G                  PAGE 4 OF 12 PAGES

   1.   NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             VVI Investments Corp.
--------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [X]
                                                                (b)  [ ]
--------------------------------------------------------------------------------
   3.   SEC USE ONLY
--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH     5.    SOLE VOTING POWER                     0
                ----------------------------------------------------------------
                6.    SHARED VOTING POWER                   4,116,040
                ----------------------------------------------------------------
                7.    SOLE DISPOSITIVE POWER                0
                ----------------------------------------------------------------
                8.    SHARED DISPOSITIVE POWER              4,116,040
--------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,116,040
--------------------------------------------------------------------------------
   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(7)
                                      [X]
--------------------------------------------------------------------------------
   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             2.93%(8)
--------------------------------------------------------------------------------
   12.  TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------
(7) Excludes warrants to purchase an aggregate of (a) 247,748 shares of Class V Convertible Stock and (b) 6,806 shares of Class A Common Stock which may be exercised only to the extent that such exercise would not cause a violation of the Communications Act of 1934, as amended.

(8) Based on the number of shares of Class A Common Stock outstanding on October 17, 2001, as represented in the Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.

CUSIP NO. 914906102                    13G                  PAGE 5 OF 12 PAGES

ITEM 1(a).      NAME OF ISSUER:

                Univision Communications Inc. (the "Issuer")

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                1999 Avenue of the Stars
                Suite 3050
                Los Angeles, CA  90067

ITEM 2(a).      NAME OF PERSON FILING:

                See respective cover pages.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                Gustavo A. Cisneros
                c/o Guri Organizacion de Servicios C.A.
                Paseo Enrique Eraso
                Centro Comercial Paseo Las Mercedes
                Piso 2
                Caracas, Venezuela

                Ricardo J. Cisneros
                c/o Guri Organizacion de Servicios C.A.
                Paseo Enrique Eraso
                Centro Comercial Paseo Las Mercedes
                Piso 2
                Caracas, Venezuela

                Venevision Investments LLC
                c/o Finser Corporation
                550 Biltmore Way, Suite 900
                Coral Gables, Florida  33134

                VVI Investments Corp.
                c/o Griffin Corporate Services, Inc.
                300 Delaware Ave., 9th Floor
                Wilmington, Delaware 19801

CUSIP NO. 914906102                    13G                  PAGE 6 OF 12 PAGES

ITEM 2(c).      CITIZENSHIP:

                Gustavo A. Cisneros and Ricardo J. Cisneros are citizens of Venezuela. Venevision Investments LLC is a limited liability company organized under the laws of the State of Delaware. VVI Investments Corp. is a corporation organized under the laws of the State of Delaware.

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                Class A Common Stock (9)

ITEM 2(e).      CUSIP NUMBER:

                914906102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

                (a)  [ ]  A broker or dealer registered under Section 15 of the
                          Exchange Act.
                (b)  [ ]  A bank as defined in Section 3(a)(6) of the Exchange
                          Act.
                (c)  [ ]  An insurance company as defined in Section 3(a)(19) of the Exchange Act.
                (d)  [ ]  An investment company registered under Section 8 of the Investment Company Act.
                (e)  [ ]  An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).
                (f)  [ ]  An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F).
                (g)  [ ]  A parent holding company or control person, in
                          accordance with Rule 13d-1(b)(1)(ii)(G).
                (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

-----------------
(9) The securities that give rise to each Reporting Person's reporting obligations are shares of Class V Common Stock, which are convertible into Class A Common Stock on a share for share basis. Pursuant to Rule 13d-3(d)(1)(i), such shares of Class V Common Stock shall be deemed to be outstanding shares of Class A Common Stock for the purpose of computing the percentage of outstanding securities of Class A Common Stock deemed to be beneficially owned by the person filing this report.

CUSIP NO. 914906102                    13G                  PAGE 7 OF 12 PAGES

                (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
                (j)  [ ]  A group, in accordance with Rule 13d-1(b)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box.[ ]

ITEM 4.         OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)     Amount beneficially owned:

                See respective cover pages.

(b)     Percent of class:

                See respective cover pages.

(c)     Number of shares as to which such person has:

(i)     Sole power to vote or to direct the vote

                See respective cover pages.

(ii)    Shared power to vote or to direct the vote

                See respective cover pages.

(iii)   Sole power to dispose or to direct the disposition of

                See respective cover pages.

(iv)    Shared power to dispose or to direct the disposition of

                See respective cover pages.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock, check the following [ ].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable

CUSIP NO. 914906102                    13G                  PAGE 8 OF 12 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        See Exhibit A attached hereto.

CUSIP NO. 914906102                    13G                  PAGE 9 OF 12 PAGES

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

        Not applicable

ITEM 10.        CERTIFICATION.

        Not applicable

CUSIP NO. 914906102                    13G                  PAGE 10 OF 12 PAGES

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      February 14, 2002
                      --------------------------
                      (Date)

                       /s/ Gustavo A. Cisneros
                      --------------------------
                      By:  Gustavo A. Cisneros

                       /s/ Ricardo J. Cisneros
                      --------------------------
                      By:  Ricardo J. Cisneros

                      VENEVISION INVESTMENTS LLC

                       /s/ Joan Burton Jensen
                      -------------------------------------
                      By:  Joan Burton Jensen
                      Title: Secretary

                      VVI INVESTMENTS CORP.
                       /s/ Jose Misrahi
                      -------------------------------------
                      By:  Jose Misrahi
                      Title: President